Exhibit 99.1

PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com

STRATASYS REPORTS RECORD FIRST QUARTER FINANCIAL RESULTS

Reports Record Unit Shipments
Operating Profit Increases 57%

MINNEAPOLIS, April 26, 2007 – Stratasys, Inc. (Nasdaq: SSYS) today announced record first quarter results.

          Revenues rose 23% to $27.3 million for the first quarter ended March 31, 2007 over the $22.2 million reported in the same quarter of the previous year.  Total system shipments increased 36% to 548 units for the first quarter of 2007 compared with 403 units for the same period in 2006.

          GAAP net income increased 57% to $3.2 million in the first quarter, or $0.30 per share, compared to net income of $2.0 million, or $0.20 per share, for the same period in 2006.

          Non-GAAP net income increased 45% to $3.4 million in the first quarter, or $0.32 per share, compared to Non-GAAP net income of $2.3 million, or $0.23 per share, for the same period in 2006.  Non-GAAP net income excludes the impact of stock-based compensation expense required under Financial Accounting Standard (SFAS) 123R.  This expense, net of tax, amounted to approximately $212,000 or $0.02 per share, in the first quarter of fiscal 2007, and $308,000 or $0.03 per share for the same period in 2006.

          The reconciliation between non-GAAP and GAAP financial measures is provided in a table at the end of this press release.

           “Our strong first quarter results reflect favorable contributions from all our core business groups,” said Scott Crump, chairman and chief executive officer of Stratasys.  “We began the year by successfully launching our fifth 3D printer, the Dimension Elite.  The Elite provides engineers and designers with stronger, functional models that exhibit finer feature detail and improved surface finish.  The introduction of the Elite, combined with strong demand for our legacy 3D printers, led to a 59% increase in 3D printer system revenue in the first quarter and resulted in the highest number of quarterly unit sales in our company’s history.

          “We recognized significant margin improvement in the first quarter, a result of higher average prices for 3D printers, a record level of paid parts revenue, and strong growth in our proprietary consumable products.  More importantly, our margins benefited from the discontinuation of the distributed Eden product line, and the streamlining of resources for the purpose of growing our proprietary high-end FDM system business.  Sales of our proprietary high-end systems grew by 28% in the first quarter.

          “We generated a record level of revenue in our paid parts service during the first quarter, which grew by 70% over last year.  Our paid parts business is unique, as our customer-friendly part quoting and ordering service, RedEyeRPM.com, is combined with unparalleled capacity to meet the time-sensitive requirements of our customers.  These capabilities provide us a competitive advantage, particularly with customers that are time sensitive or require a large number of parts.  We have recently expanded machine capacity for this service, and maintain a facility that could more than double our current capacity.

          “Sales of our high-margin proprietary consumables maintained their strong growth trajectory, a result of the ongoing expansion in our proprietary system sales, particularly 3D printers.  Given that we generated record system sales in the first quarter, combined with the expectation of strong unit growth for the balance of 2007, we expect this trend will continue.

          “We are excited about our new high-end product initiatives that remain on track for release this year.  Specifically, we believe we will improve upon our value proposition for rapid prototyping applications, while providing customers with better tools for direct digital manufacturing, or in other words the manufacture of end-use parts.  These initiatives should augment the positive first-quarter trends in our proprietary high-end system business.  It bears repeating, that we believe the opportunity presented by direct digital manufacturing could provide a future growth catalyst for Stratasys that meets or exceeds the opportunities in 3D printing and RP combined.

          “We are pleased with our success thus far in 2007, with the first quarter generating a 57% increase in operating profit, our fastest year-over-year growth in over two years.   Sales of our 3D printers are maintaining strong momentum, which is contributing to a growing installed base of systems using an increasing quantity of high-margin consumable products.  We continue to believe we are in the early stages of the 3D printing growth opportunity.

          “Margins are benefiting from the growth in consumable and paid parts businesses, as well as the positive trends in our high-end system business.  And finally, we are excited about initiatives that could provide new growth opportunities in the coming months.  We are looking forward to continued success in 2007,” Crump concluded.

          Stratasys reconfirmed the following information regarding its financial guidance for the fiscal year ending Dec. 31, 2007:

•	Revenue guidance of $105 million to $110 million.

•	Non-GAAP earnings guidance of $1.37 to $1.49 per share, which excludes the impact of stock-based compensation required under SFAS 123R.

•	GAAP earnings guidance of $1.28 to $1.40 per share.

          The reconciliation between non-GAAP and GAAP financial guidance is provided in a table at the end of this press release.

          The company will hold a conference call to discuss first quarter financial results on April 26, 2007 at 8:30 a.m. EDT.  To access the call, dial 877-407-8035 (or 201-689-8035 internationally).  A recording of the call will be available for two weeks.  To access the recording, dial 877-660-6853 (or 201-612-7415 internationally) and enter account 286 and conference I.D. 238787.

          A live webcast will be available through the Investors section of the Stratasys Web site (www.stratasys.com).  A replay of the webcast will be made available on the Stratasys Web site for 90 days.

(Financial tables follow)

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping and manufacturing systems and 3D printers and offers rapid prototyping and manufacturing parts services. According to Wohlers Report 2006, Stratasys supplied 34 percent of all systems installed worldwide in 2005, making it the unit market leader, for the fourth consecutive year. Stratasys owns the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models and end-use parts directly from any 3D CAD program using ABS plastic, polycarbonate, PPSF, and blends. The company holds over 180 granted or pending rapid prototyping patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. The company’s systems are also used for direct digital manufacturing (DDM) and rapid tooling applications. For more information on the company, go to www.Stratasys.com; www.RedEyeRPM.com; or www.DimensionPrinting.com.

Forward Looking Statements

All statements herein that are not historical facts or that include such words as “expects”, “anticipates”, “projects”, “estimates” or “believes” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Our belief that we have the largest part-building service is based on the number of dedicated machines.  Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension TM line, Prodigy Plus, FDM MaxumTM, FDM VantageTM, and TitanTM product lines; the size of the 3D printing market; our ability to penetrate the 3D printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as ABS-Plus and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Arcam product line; the success of our recent R&D initiative to expand the direct digital manufacturing capabilities of our core FDM technology; the success of our RedEyeRPMTM  and other parts services; and the other risks detailed from time to time in our SEC Reports, including the annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports which will be filed on Form 10-Q throughout 2007.

Non-GAAP Discussion

The information discussed within this release includes financial results and forward-looking financial guidance that are in accordance with U.S. generally accepted accounting principles (GAAP).  In addition, certain non-GAAP financial measures and guidance have been included that excludes certain expenses.  The non-GAAP financial measures are provided in an effort to give information that investors may deem relevant to the company’s operations and comparative performance; primarily the identification and exclusion of expenses associated with stock-based compensation required under SFAS 123R.  In addition, the company uses these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This release is also available on the Stratasys Web site at www.Stratasys.com.

STRATASYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,

	2007	2006

	(unaudited)	(unaudited)
Net sales
Product	$21,690,255	$17,543,326
Services	5,654,605	4,679,769

	27,344,860	22,223,095

Cost of sales
Product	9,665,269	9,033,573
Services	2,973,571	2,368,143

	12,638,840	11,401,716

Gross profit	14,706,020	10,821,379

Operating expenses
Research and development	1,802,061	1,433,576
Selling, general and administrative	8,472,848	6,565,108

	10,274,909	7,998,684

Operating income	4,431,111	2,822,695

Other income (expense)
Interest income	487,671	359,500
Foreign currency translation	(117,854)	(119,563)

	369,817	239,937

Income before income taxes	4,800,928	3,062,632
Income taxes	1,643,490	1,047,422

Net income	$3,157,438	$2,015,210

Earnings per common share
Basic	$0.31	$0.20

Diluted	$0.30	$0.20

Weighted average number of common shares outstanding
Basic	10,196,117	10,123,267

Diluted	10,625,841	10,323,855

STRATASYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006

	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,154,857	$12,509,861
Short-term investments	26,934,254	21,367,316
Accounts receivable, less allowance for returns and doubtful accounts of $1,294,605 in 2007 and $1,265,837 in 2006	24,093,539	25,035,665
Inventories	9,838,661	9,925,217
Net investment in sales-type leases	2,834,905	2,858,054
Prepaid expenses	3,427,278	3,368,586
Deferred income taxes	459,000	459,000

Total current assets	82,742,494	75,523,699

Property and equipment, net	21,462,288	20,412,719

Other assets
Intangible assets, net	4,983,912	4,868,923
Net investment in sales-type leases	3,045,810	3,271,015
Deferred income taxes	915,000	915,000
Long-term investments	12,054,760	10,747,689
Other	2,345,142	2,265,200

Total other assets	23,344,624	22,067,827

	$127,549,406	$118,004,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$11,515,772	$10,335,607
Unearned revenues	10,543,409	9,876,719

Total current liabilities	22,059,181	20,212,326

Stockholders’ equity
Common stock, $.01 par value, authorized 15,000,000 shares, issued 12,613,175 shares in 2007 and 12,444,880 shares in 2006	126,132	124,449
Capital in excess of par value	80,263,096	75,726,716
Retained earnings	45,117,562	41,960,124
Accumulated other comprehensive loss	(114,190)	(116,995)
Less cost of treasury stock, 2,300,029 shares in 2007 and 2006	(19,902,375)	(19,902,375)

Total stockholders’ equity	105,490,225	97,791,919

	$127,549,406	$118,004,245

STRATASYS, INC.

RECONCILIATION OF NON-GAAP TO GAAP RESULTS OF OPERATIONS

	Three Months Ended March 31,

	2007 As Reported	Non-GAAP Adjustments (1)	2007 Non-GAAP

	(unaudited)		(unaudited)
Selling, general and administrative	$8,472,848	$(303,051)	$8,169,797

Total operating expenses	10,274,909	(303,051)	9,971,858
Operating income	4,431,111	303,051	4,734,162

Income before income taxes	4,800,928	303,051	5,103,979
Income taxes	1,643,490	91,142	1,734,632
Net income	$3,157,438	$211,909	$3,369,347
Earnings per common share
Basic	$0.31	$0.02	$0.33

Diluted	$0.30	$0.02	$0.32

Weighted average number of common shares outstanding
Basic	10,196,117		10,196,117

Diluted	10,625,841		10,625,841

	Three Months Ended March 31,

	2006 As Reported	Non-GAAP Adjustments (1)	2006 Non-GAAP

	(unaudited)		(unaudited)
Selling, general and administrative	$6,565,108	$(412,710)	$6,152,398

Total operating expenses	7,998,684	(412,710)	7,585,974
Operating income	2,822,695	412,710	3,235,405

Income before income taxes	3,062,632	412,710	3,475,342
Income taxes	1,047,422	104,656	1,152,078
Net income	$2,015,210	$308,054	$2,323,264
Earnings per common share
Basic	$0.20	$0.03	$0.23

Diluted	$0.20	$0.03	$0.23

Weighted average number of common shares outstanding
Basic	10,123,267		10,123,267

Diluted	10,323,855		10,323,855

(1)  These adjustments reconcile the Company’s GAAP results of operations to its non-GAAP results of operations. The Company believes that presentation of results excluding non-cash stock-based compensation provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes.  These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results. The Company adopted the fair-value recognition provisions of SFAS No. 123 revised (123R) to expense stock-based compensation effective January 1, 2006 .  Prior to the adoption of SFAS No. 123R, the Company accounted for employee stock-based compensation using the intrinsic value method prescribed by APB No. 25.

STRATASYS, INC.

FISCAL YEAR 2007
RECONCILIATION OF NON-GAAP FORWARD LOOKING GUIDANCE

Earnings Per Diluted Share Range

U.S. GAAP measure	$ 1.28 to $1.40
Adjustments to exclude the effects of expenses related to stock-based compensation under SFAS 123R	0.09
Non-GAAP estimates	$ 1.37 to $1.49